Exhibit 4.6

EXECUTION COPY

TVAX BIOMEDICAL I, LLC

FOURTH AMENDED AND RESTATED OPERATING AGREEMENT

This Fourth Amended and Restated Operating Agreement (this “Agreement”) is made and entered into as of July 15, 2011 (the “Effective Date”) by and among TVAX Biomedical I, LLC and the persons whose names appear on Exhibit A hereof.

INTRODUCTION

WHEREAS, the Company was formed on November 1, 2004, when the Articles of Organization of the Company were filed with the Missouri Secretary of State.

WHEREAS, the original Operating Agreement, effective as of November 1, 2004, was amended and restated as of March 9, 2006, was amended and restated again as of January 7, 2008 and further amended on August 11, 2009, and was amended and restated again as of January 15, 2010 and further amended on June 30, 2010 (collectively, the “Original Operating Agreement”).

WHEREAS, in order to facilitate a Public Offering, the Company is undergoing a restructuring of its ownership structure to cause (a) each of its Members to exchange units for membership interests in TVAX Holdings, LLC and subsequently exchange those membership interests pursuant to a Contribution Agreement and Assignment for capital stock of TVAX Biomedical, Inc., which capital stock will have substantially the same rights, preferences, terms and conditions as the Units exchanged, and (b) each holder of Series A Warrants to exchange those Warrants for Series B Convertible Preferred Stock of TVAX Biomedical, Inc. (the “Restructuring”).

WHEREAS, pursuant to Section 12.12 of this Agreement, the amendments set forth in this Agreement have been approved by the Members holding a majority of the Voting Units and a Supermajority of the Series C Preferred Units (as such term is defined in the Company’s Third Amended and Restated Operating Agreement).

WHEREAS, the parties hereto desire to amend and restate the Original Operating Agreement in its entirety as set forth herein, to be effective as of the date first written above.

NOW, THEREFORE, in consideration for the terms and conditions herein stated, the parties agree to amend and restate the Original Operating Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS

1.1 The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

(a) “Act” shall mean the Limited Liability Company Act of the State of Missouri and all amendments thereto.

(b) “Additional Member” shall mean any Person that purchases Units sold pursuant to Section 5.2 hereof or acquires Units by exercise of Series A Warrants or Series C Warrants.

(c) “Additional Units” has the meaning set forth in Section 5.2.

(d) “Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts which such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1. 704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

(e) An “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account as of the end of the relevant Allocation Year. The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

(f) “Affiliate” means a lineal descendant, ascendant or spouse of a Member and any Entity in which the Member or a lineal descendant, ascendant or spouse of a Member has a direct or indirect beneficial ownership interest, excluding the direct or indirect beneficial ownership of less than three percent (3%) of any Entity which has a class of securities traded on a national stock exchange or stock quotation system.

(g) “Allocation Year” means (i) the period commencing on November 1, 2004 and ending on December 31, 2004, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clauses (i) or (ii) for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Article VI hereof.

(h) “Agreement” means this Fourth Amended and Restated Operating Agreement.

(i) “Articles” means the Articles of Organization, or such other comparable documents as are filed with the Secretary of State under the Act, as amended from time to time.

(j) “Board of Managers” means the governing body of the Company, as more fully described in Article IV.

(k) “Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

(i) To each Member’s Capital Account there shall be credited (A) such Member’s Capital Contributions, and (B) such Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 6.3 or Section 6.4 hereof;

(ii) To each Member’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, and (B) such Member’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 6.3 or Section 6.4 hereof; and

(iii) In the event Units are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Units.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.7041(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Board of Managers shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Members) are computed in order to comply with such Regulations, the Board of Managers may make such modification, provided that no such modification shall be made unless it is not likely to have a material effect on the amounts distributed to any Person pursuant to Article XI hereof upon the dissolution of the Company. The Board of Managers also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

(l) “Capital Contributions” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company with respect to the Units in the Company held or purchased by such Member.

(m) “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

(n) “Common Members” means those Members holding Common Units.

(o) “Common Unit Conversion Price” has the meaning set forth in Section 9.2.

(p) “Common Units” means the Units initially issued to the Common Members designated as such on Exhibit A attached hereto, Units issued upon conversion of the Series A Preferred Units pursuant to Section 9.2, Units issued upon conversion of the Series A Warrants pursuant to Section 9.1 and Units issued upon the conversion of Series C Preferred Units pursuant to Section 9.4.

(q) “Company” means TVAX Biomedical I, LLC.

(r) “Company Business Opportunity” means any opportunity to engage in, carry on and conduct cancer immunotherapy research, experiments, investigations, analyses, studies and laboratory work for the purpose of discovering new products or improving products or services and any opportunity to develop, market and sell any drugs, therapies, services or products related to cancer treatment.

(s) “Company Minimum Gain” has the meaning given the term “partnership minimum gain” in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

(t) “Confidential Information” has the meaning set forth in Section 12.16.

(u) “Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.

(v) “Dissolution” shall occur as provided in Section 11.1.

(w) “Distributions” means any distribution by the Company with respect to Units whether in cash, securities (including common and preferred equity) or other property, including distributions upon any liquidation, dissolution or winding up of the Company.

(x) “Entity” means any general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association or other entity.

(y) “Exchanging Entity” shall have the meaning set forth in Section 12.21(c).

(z) “Federal Bankruptcy Code” means Title 11 of the United States Code, as amended.

(aa) “GAAP” means United States generally accepted accounting principles.

(bb) “Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Board of Managers provided that the initial Gross Asset Values of the assets contributed to the Company pursuant to Section 5.1 hereof shall be as set forth in such section;

(ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Board of Managers as of the following times:

(A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution;

(B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; and

(C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (A) and (B) of this paragraph shall be made only if the Board of Managers reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

(iii) The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Board of Managers; and

(iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Profits” and “Losses” or Section 6.3(g) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

(v) If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

For purposes of clause (ii)(A), if the issuance of an additional interest in the Company is attributable to issuance of additional Series A Preferred Units pursuant to Section 1.2 of the Securities Purchase Agreement dated as of March 9, 2006 (the “SPA”) or the exercise of the Series A Warrants granted pursuant to Section 1.2 of the SPA, the Members agree herein that the fair market value of the Company’s assets as of such issuance shall equal the Gross Asset Value of such assets. If the Series A Warrants are exercised or are converted pursuant to Section 9.1 or the Series C Warrants are exercised in any case after additional contributions are made that are not specified in this Agreement, appropriate book-up adjustments shall be made with respect to the Units issued upon exercise or conversion of the Series A Warrants or exercise of Series C Warrants to preserve the economic growth that should be allocated to such Units.

(cc) “Holdings” means TVAX Holdings, LLC.

(dd) “Incentive A Return” shall mean a return at a rate equal to ten percent (10%) per annum, on a calendar year basis, for the actual number of days for which such return is being determined, cumulative and compounded each calendar quarter on the Invested Capital for each Series A Preferred Unit purchased from the Company and the Undistributed Incentive A Return for prior periods, commencing on the date the Capital Contribution(s) for such Series A Preferred Unit is made.

(ee) “Incentive C Return” shall mean a return at a rate equal to twelve percent (12%) per annum (subject to adjustment in accordance with Article X), on a calendar year basis, for the actual number of days for which such return is being determined, cumulative and compounded each calendar quarter on the Invested Capital for each Series C Preferred Unit and the Undistributed Incentive C Return for prior periods, commencing on the date the Capital Contribution(s) for such Series C Preferred Unit is made.

(ff) “Initial Common Member” means the Common Members designated as such on Exhibit A.

(gg) “Invested Capital” means with respect to each Series A Preferred Unit an amount equal to $1.00 (subject to adjustment for splits, Distributions or combinations after the Effective Date affecting the Series A Preferred Units) and with respect to each Series C Preferred Unit an amount equal to $2.24 (subject to adjustment for splits, Distributions or combinations after the Effective Date affecting the Series C Preferred Units).

(hh) “Investment Compliance Agreement” means that certain Investment Compliance Agreement, dated as of June 30, 2010 to which Company, TVAX Investors, LLC and the Kansas Bioscience Authority are signatories.

(ii) “Investment Documents” has the meaning set forth in the Note Purchase Agreement and shall also include the Investment Compliance Agreement.

(jj) “Liens” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind.

(kk) “Losses” has the meaning set forth in the definition of “Profits” and “Losses.”

(ll) “Managers” means the individuals serving on the Board of Managers as described in Article IV.

(mm) “material” means any matter that, in the aggregate with all other matters, has resulted or might result in costs, liabilities, expenses, damages or prospects of or to, or claims by or against the Company involving $25,000 or more.

(nn) “Material Adverse Effect” means any matter or matters which would, alone or in the aggregate, have a materially adverse effect on the operating results, prospects, assets, liabilities, operations, condition (financial or otherwise) or business of the Company.

(oo) “Member” means the Common Members, Profits Members, the Series A Preferred Members, the Series C Preferred Members and Persons or Entities becoming Members hereunder, including Additional Members and Substitute Members, but shall not include Transferees or assignees unless they become Members.

(pp) “Member Majority Vote” means an affirmative vote of at least a majority of all Voting Units that are present, in person or by proxy, at a duly-called meeting of the Members holding Voting Units where a Quorum is present all as determined in accordance with Section 5.10.

(qq) “Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Section 1.704-2(b)(4) of the Regulations.

(rr) “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

(ss) “Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

(tt) “Net Cash Flow” means the gross cash proceeds of the Company less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements and contingencies, all as determined by the Board of Managers. “Net Cash Flow” shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established pursuant to the first sentence of this definition.

(uu) “Nonrecourse Deductions” has the meaning set forth in Section 1.7042(b)(1) of the Regulations.

(vv) “Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

(ww) “Note Purchase Agreement” means that certain Amended and Restated Note and Warrant Purchase Agreement, dated as of July 15, 2011, among the Company and the purchaser of securities thereunder.

(xx) “Officers” shall mean those officers of the Company, if any, elected pursuant to Section 4.15 hereof.

(yy) “Original Operating Agreement” has the meaning set forth in the Recitals.

(zz) “Percentage Interest” means, for each Member, the result obtained by dividing (i) the number of Units held by the Member, by (ii) the total number of Units outstanding.

(aaa) “Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person,” where applicable.

(bbb) “Potential Default” means any event or occurrence which with the passage of time or the giving of notice or both would constitute a Default.

(ccc) “Profits” and “Losses” mean, for each Allocation Year, an amount equal to the Company’s taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(iv) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation;

(vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(vii) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 6.3 or Section 6.4 hereof shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 6.3 and 6.4 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

(ddd) “Profits Units” means Profits Units of the Company issued to Profits Members designated as such on Exhibit A attached hereto which shall be identical in all respects to Common Units except as otherwise provided under Sections 6.2, 6.9, 6.10, 11.2 and 12.21.

(eee) “Profits Members” means those Members holding Profits Units. The rights of Profits Members and Common Members shall be identical except as otherwise provided under Sections 6.2, 6.9, 6.10, 11.2 and 12.21.

(fff) “Public Offering” means the sale in an initial public offering registered under the Securities Act of Units.

(ggg) “Quorum” means the presence, in person or by proxy, of Members holding more than fifty percent (50%) of the Voting Units entitled to be cast at the meeting (determined as if all Series A Preferred Units and Series C Preferred Units had converted into Common Units into which such Series A Preferred Units and Series C Preferred Units are from time to time convertible (as appropriately adjusted for splits, Distributions or combinations affecting the Voting Units) as of the record date for such meeting (and written actions of Members in lieu of meetings) with respect to any and all matters presented to the Members that hold Voting Units for their action or consideration).

(hhh) “Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations are amended from time to time.

(iii) “Regulatory Allocations” has the meaning set forth in Section 6.4 hereof.

(jjj) “Restructuring” has the meaning set forth in the Recitals.

(kkk) “Securities Act” means the Securities Act of 1933, as amended.

(lll) “Series A Conversion Notice” has the meaning set forth in Section 9.5(a).

(mmm) “Series A Conversion Units” has the meaning set forth in Section 9.5(a).

(nnn) “Series A Conversion Value,” with respect to any Series A Preferred Units, means the amount equal to $1.00 for each Series A Preferred Unit.

(ooo) “Series A Preferred Members” means those Members designated as such on Exhibit A attached hereto with respect to their Series A Preferred Units.

(ppp) “Series A Preferred Units” means any Series A Preferred Units held by Series A Preferred Members.

(qqq) “Series A Total Preference Amount,” with respect to any Series A Preferred Unit, means the sum of its (A) Undistributed Incentive A Return plus (B) Invested Capital for a Series A Preferred Unit.

(rrr) “Series A Triggering Event” means (i) the closing of an underwritten initial public offering by the Company, (ii) immediately prior to a merger of the Company with a corporation or other business entity that the Board of Managers has determined is for the purpose of consummating an underwritten initial public offering by the Company, or (iii) the election of the holders of a majority of the Series A Preferred Units.

(sss) “Series A Warrants” means the Warrants to purchase Series A Preferred Units issued pursuant to that certain Securities Purchase Agreement dated March 9, 2006.

(ttt) “Series C Preferred Units” means any Series C Preferred Units held by Series C Preferred Members.

(uuu) “Series C Preferred Members” means those Members designated as such on Exhibit A attached hereto with respect to their Series C Preferred Units.

(vvv) “Series C Total Preference Amount,” with respect to any Series C Preferred Unit, means the sum of its (A) Undistributed Incentive C Return plus (B) Invested Capital for a Series C Preferred Unit.

(www) “Series C Warrants” means the Warrants to purchase Series C Preferred Units originally issued pursuant to the Note and Warrant Purchase Agreement, dated January 15, 2011 and the additional contingent warrants issued pursuant to the Note Purchase Agreement, as of the Effective Date.

(xxx) “Substitute Member” means any Person or Entity who or which is admitted to the Company as a Substitute Member as provided hereafter.

(yyy) “Tax Liability” has the meaning set forth in Section 6.10(a).

(zzz) “Tax Matters Member” has the meaning set forth in Section 6.15 hereof.

(aaaa) “Third Amended and Restated Operating Agreement” means the Third Amended and Restated Operating Agreement, dated as of January 15, 2010, and as amended on June 30, 2010.

(bbbb) Transfer(s)” means any sale, gift, transfer, assignment, license, lease, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest (including, without limitation, by operation of law) or the acts thereof, but explicitly excluding conversions or exchanges of one series of Unit to or for another series of Unit.

(cccc) “Transferee” means a Person to which the economic rights and benefits of a Common Member’s Units have been transferred but where such person or entity has not been made a Substitute Member.

(dddd) “Undistributed Incentive A Return” means an amount equal to the Incentive A Return of each Series A Preferred Unit accrued for all periods to the date the Undistributed Incentive A Return is being determined, less all distributions made with respect to such Series A Preferred Unit pursuant to Sections 6.10(c) and 11.2(c).

(eeee) “Undistributed Incentive C Return” means an amount equal to the Incentive C Return of each Series C Preferred Unit accrued for all periods to the date the Undistributed Incentive C Return is being determined, less all distributions made with respect to such Series C Preferred Unit pursuant to Sections 6.10(b) and 11.2(b).

(ffff) “Units” means the Common Units, Profits Units, Series A Preferred Units and Series C Preferred Units.

(gggg) “Voting Units” means the Common Units, Profits Units, the Series A Preferred Units, and the Series C Preferred Units.

(hhhh) “Year” means the Company’s fiscal year for income tax purposes as determined pursuant to § 706 of the Code.

ARTICLE II

OFFICES

2.1 Principal Office. The principal office for the transaction of the business of the Company shall be located at 8006 Reeder Street, Lenexa, Kansas 66214, or at such other location as the Board of Managers shall determine.

2.2 Registered Office. The initial registered office and registered agent shall be as identified in the Company’s Articles. The Board of Managers may change the location of the Company’s registered office and/or the identity of its registered agent. Upon making such a change, a certificate certifying the change shall be executed, acknowledged and filed with the Secretary of State in accordance with the Act.

ARTICLE III

PURPOSES AND POWERS OF THE COMPANY

3.1 Purposes. The purposes of the Company shall be as follows:

(a) to engage in, carry on and conduct cancer immunotherapy research, experiments, investigations, analysis, studies and laboratory work for the purpose of discovering new cancer treatment products or improving cancer treatment products or services and to develop, market and sell drugs, therapies, services and products related to cancer treatment; and

(b) To exercise all other powers necessary to or reasonably connected with the foregoing which may be legally exercised by limited liability companies under the Act.

3.2 Powers. In addition to the powers and privileges conferred upon the Company by law and those incidental thereto, subject to the terms of this Agreement, the Company shall have the same powers as a natural person to do all things necessary or convenient to carry out its business and affairs.

3.3 Effective Date. This Agreement shall be effective as of the date first set forth above. The Original Operating Agreement shall apply to all matters prior to the date first set forth above, including the allocation of Income and Loss for the period ending immediately prior to the effective date.

ARTICLE IV

MANAGEMENT AND OFFICERS

4.1 Management. Subject to the limitations set forth in this Agreement, the Board of Managers shall direct, manage and control the business of the Company and shall have full and complete authority, power and discretion, without the consent or approval of the Members, to make any and all decisions and to do any and all things which they believe to be reasonably required in light of the Company’s business and objectives.

4.2 Number, Tenure and Qualifications of Managers. The number of Managers comprising the Board of Managers shall be four on the Effective Date, subject to adjustment in accordance with Article X. The Managers of the Company on the Effective Date are: Gary W. Wood, Catherine Lucasey, Rex E. Wiggins and Timothy Wurst. Each Manager shall serve and hold office until such Manager’s earlier death, resignation or removal. Managers need not be members of the Company.

4.3 Authority of Managers and Officers. Except as otherwise agreed to by the Company in the Investment Documents (as defined in the Note Purchase Agreement), only the Managers and Officers of the Company shall have the authority to bind the Company. The Managers may obligate the Company only as to matters within the scope of the authority granted hereunder and the Officers may obligate the Company only as to matters within the scope of authority granted hereunder or by the Board of Managers. No Member who is not either a Manager or an Officer shall take any action to bind the Company, and each Member shall indemnify the Company for any costs or damages incurred by the Company as a result of the unauthorized action of such Member. Any Person dealing with the Company or a Manager may rely upon a certificate signed by such Manager as to the identity and authority of the Manager or any Officer authorized by the Managers.

4.4 Bank Accounts. All funds of the Company shall be deposited in a separate bank, money market or similar account(s) approved by the Board of Managers and in the Company’s name. Withdrawals therefrom shall be made only by persons authorized to do so by the Board of Managers.

4.5 Action by Managers. Except as otherwise specifically provided herein, all actions and decisions of the Board of Managers shall require a vote of a majority of the Managers. The Managers may make any decision or take any action at an in person or telephonic meeting or by written consent so long as such written consent is signed by the number of Managers required to approve such decision or action. A meeting of the Board of Managers may be called by the Chairman, the Chief Executive Officer or any two Managers by written or telephonic notice provided at least forty-eight (48) hours prior to the meeting. The quorum for any meeting of the Board of Managers shall be three.

4.6 Intentionally Omitted.

4.7 Removal, Replacement of Managers. A Manager may be removed with or without cause by Members holding a majority of the Voting Units then outstanding. In the event of the resignation, death or removal of a Manager, another person shall be designated as successor Manager by Members holding a majority of the Voting Units then outstanding.

4.8 Resignation of Managers and Officers. Any Manager or Officer of the Company may resign at any time by giving written notice to the Company, subject to the obligations, if any, of such Manager of Officer under any agreement or contract to which such Manager or Officer is a party. The resignation of any Manager or Officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice.

4.9 Manager Has No Exclusive Duty to Company. Except as otherwise agreed to in writing, a Manager shall not be required to manage the Company as his or her sole and exclusive function, and he or she may have other business interests and may engage in other activities in addition to those relating to the Company, so long as the Manager does not usurp a Company Business Opportunity.

4.10 Other Business Ventures. Any Manager, Member or Affiliate may engage independently or with others in other business ventures of every nature and description, except as otherwise expressly agreed to in writing by such Person. Except as otherwise expressly agreed to in writing by any such Person, neither the Company nor any Manager or Member shall have any right to any other such ventures or activities in which any Manager, Member or Affiliate is involved or to the income or proceeds derived therefrom and the pursuit of other ventures and activities by Managers, Members or Affiliates is hereby consented to by the Members and shall not be deemed wrongful or improper.

4.11 Transactions with Affiliates. Each contract or transaction between the Company and one of its Members, Managers, or Officers, or any of their respective Affiliates, or between the Company and any Person in which one of its Members, Managers, Officers or employees is a director or officer, or has a, direct or indirect, financial interest, shall be voidable at the election of the Company, unless the material facts as to such Member’s, Manager’s, Officer’s, or Affiliate’s relationship are known to the Board of Managers and Board of Managers authorizes such contract or transaction (whether by a vote or written consent) subject to any additional consent requirements contained in the Note Purchase Agreement; provided, however, that no such contract or transaction shall be void or voidable solely because such Member, Manager or Officer is present at or participates in any meeting of such holders or Board of Managers at which the contract or transaction is authorized, or solely because such Member’s or Manager’s vote is counted in connection with the approval of the contract or transaction as required by law or any other section of this Agreement. An interested Member or Manager may be counted in determining the presence of a quorum at a meeting of such holders or the Board of Managers at which the contract or transaction is authorized. Notwithstanding anything to the contrary herein, each Member, Manager and Officer shall disclose any and all direct or indirect affiliation or interest in any Entity with which the Company does business or proposes to do business.

4.12 Indemnity of Members, Manager and Officers; Advance of Expenses. The Company shall indemnify and hold harmless, to the fullest extent permitted by law, each Member, Manager and Officer from and against any and all claims or liabilities of any nature whatsoever arising out of or resulting from any act or omission in connection with the Company, including, without limitation, reasonable costs and expenses of litigation and appeal (including reasonable fees and expenses of attorneys engaged by a Member, Manager or Officer in defense of such act or omission) unless such loss is caused by such Person’s willful misconduct. The Company shall advance all reasonable expenses actually and reasonably incurred by or on behalf of a Member, Manager or Officer in connection with any litigation or appeal to which such Member, Manager or Officer is, or is threatened to be, made a party or a witness within 10 days after the receipt by the Company of a written statement or statements from such Member, Manager or Officer requesting such advance. The Company shall purchase and maintain (or reimburse any Member, Manager or Officer for the cost of) insurance, in an amount and on such terms and conditions as a majority of the Series C Preferred Units may deem appropriate, on behalf of each Member, Manager and Officer against any liability that may be asserted against or expenses that may be incurred by such Member, Manager and Officer in connection with the Company’s activities or such Member’s, Manager’s or Officer’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Member, Manager or Officer against such liability or expense under this Agreement. IT IS THE EXPRESS INTENT OF THE COMPANY TO INDEMNIFY EACH OF THE INDEMNIFIED PARTIES FOR, AND HOLD THEM HARMLESS AGAINST, THEIR OWN NEGLIGENT ACTS OR OMISSIONS AND TO THE FULLEST EXTENT PERMITTED BY LAW. NOTHING HEREIN SHALL OBLIGATE THE COMPANY TO INDEMNIFY ANY MEMBER, MANAGER OR OFFICER OR ADVANCE’ EXPENSES IN CONNECTION WITH THE BREACH OR ALLEGED BREACH OF ANY WRITTEN AGREEMENT TO WHICH SUCH MEMBER, MANAGER OR OFFICER IS A PARTY OR WITH RESPECT TO A CLAIM OR PROCEEDING COMMENCED BY SUCH MEMBER, MANAGER OR OFFICER, OTHER THAN MANDATORY COUNTERCLAIMS AND AFFIRMATIVE DEFENSES.

4.13 Reliance Upon Others. In discharging his duties, a Manager shall be fully protected in relying in good faith upon such information, opinions, reports or statements by any of the Company’s other Members, Managers, Officers, or agents, or by any other person, as to matters the Manager reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

4.14 Salaries. Managers shall receive no compensation for serving in such capacity, except as otherwise agreed to in writing by the Company.

4.15 Election of Officers. The Board of Managers may elect individuals to any or all of the following offices (the “Officers”): Chairman, Vice-Chairman, Chief Executive Officer (who may also have the title of President), Chief Operating Officer, Chief Financial Officer, Chief Strategy Officer, Secretary and a Treasurer at the first meeting of the Managers, to serve such terms as the Managers determine. Each such Officer shall hold office until he or she shall resign, shall be removed by the Board of Managers or is otherwise disqualified to serve, or his or her successor shall be elected and qualified. The Company may also have, at the discretion of the Board of Managers, one or more vice presidents, assistant secretaries, assistant treasurers or other officers. Any number of offices may be held by the same person. Subject to the limitations set forth in this Agreement, the duties of such Officers shall be as follows:

(a) The Chairman. The Chairman shall preside at meetings of the Members and the Board of Managers and shall perform such other duties as may be assigned to him or her by this Agreement or the Board of Managers. In the absence of the Chairman, the Vice-Chairman shall have and may exercise all of the powers of the Chairman.

(b) The Vice-Chairman. The Vice-Chairman shall perform the duties of the Chairman when the Chairman is unavailable.

(c) Chief Executive Officer; President. Subject to the direction and under the supervision of the Board of Managers, the Chief Executive Officer shall generally direct the day-to-day policy and management of the Company and shall have general charge of the business, affairs and property of the Company and control over its Officers, agents and employees; and shall do and perform such other duties and may exercise such other powers as from time to time may be assigned to him or her by the Board of Managers.

(d) Chief Operating Officer. The Chief Operating Officer shall perform such duties as are customary for such office subject to the direction of the Board of Managers and the Chief Executive Officer.

(e) Chief Financial Officer. The Chief Financial Officer shall perform such duties as are customary for such office subject to the direction of the Board of Managers and the Chief Executive Officer.

(f) Secretary. The Secretary shall keep, or cause to be kept, a book of minutes at the principal office or such other place as the Board of Managers may designate of all meetings of Members or Board of Managers, with the time and place of holding, whether regular or special, and if special, how authorized, the notice thereof given, the names of those present at Member and Board of Managers meetings, and the proceedings thereof. The Secretary shall have such other powers and perform such other duties as may be prescribed by the Board of Managers or this Agreement. The Secretary may seek assistance for these duties as to the annual minutes from the Company’s attorneys.

(g) Treasurer. The Treasurer shall keep and maintain or cause to be kept and maintained, accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, and capital, to the extent agreed by the Board of Managers. The Treasurer shall deposit all monies and other valuables in the name and to the credit of the Company with such depositories as may be designated by the Board of Managers. He or she shall disburse the funds of the Company as may be ordered by the Board of Managers, shall render to the Board of Managers upon request an account of all of the transactions as Treasurer and of the financial condition of the Company, and shall have such other powers and perform such other duties as may be prescribed by the Board of Managers, or this Agreement. He or she shall be bonded, if required by the Board of Managers.

ARTICLE V

CAPITAL CONTRIBUTIONS, RIGHTS, AND MEETINGS OF MEMBERS

5.1 Initial Members. As of the date of this Agreement, the Initial Common Member, Series A Preferred Members, Series C Preferred Members and Profits Members, their addresses, the value of their Capital Contribution, the number of Units each owns and the number of Units each has the right to acquire upon the exercise of outstanding Series A Warrants and Series C Warrants are as set forth on Exhibit A attached hereto. The Members agree that the fair market value of the assets contributed directly or indirectly to the Company by the Initial Common Member (including any and all assets held by the Company as of March 9, 2006 and any and all assets contributed to the Company on March 9, 2006 in connection with the issuance of the Series A Preferred Units) shall equal zero and the Capital Account of the Initial Common Member as of March 9, 2006 shall be zero. The Board of Managers shall amend Exhibit A to reflect the issuance of additional Units, the exercise of any Series A Warrants or Series C Warrants, the conversion of any Series A Preferred Units or Series C Preferred Units, or the Transfer of any Units permitted by this Agreement.

5.2 Additional Capital. The Members acknowledge that the Company may require from time to time funds, in addition to funds available from the operation of the Company’s business with which to operate the Company, including the payment of taxes, insurance, debt service and other operating expenses of the Company. No Member shall be obligated to make any additional Capital Contributions to the Company, including to restore their Capital Accounts to a positive amount. Upon approval by the Board of Managers and subject to the terms and conditions of Section 5.3 of this Agreement and obtaining any other consents required under the Note Purchase Agreement, the Company may issue additional Units (the “Additional Units”) to any Persons (including to existing Members) for such Capital Contributions and on such terms and conditions as the Board of Managers may determine. Persons that purchase or otherwise acquire additional Units pursuant to this Section shall be referred to as “Additional Members.” In addition, any party acquiring Units as a result of exercise of Series A Warrants or Series C Warrants are also Additional Members. The Company shall require all Additional Members and Substitute Members to execute this Agreement as a condition to admission to the Company as a Member.

5.3 Adjustment to Series C Preferred Units. In the event that any of the terms or conditions of any Unit, security or equity interest in the Company issued after the Effective Date are more favorable than the terms of the Series C Preferred Units, the terms and conditions of the Series C Preferred Units shall be adjusted so that the Series C Preferred Members have the benefit of such more favorable terms.

5.4 No Withdrawal. No Member shall be entitled to withdraw any part of such Member’s Capital Contributions or Capital Account or to receive any Distribution from the Company in respect of such Member’s Units, except as expressly provided herein. No Member shall be entitled to receive or be credited with any interest on the balance of such Member’s Capital Contribution at any time.

5.5 Limitation of Liability. Each Manager and Member’s liability shall be limited as set forth in the Act. No Member or Manager will be individually liable for any debts or liabilities of the Company except as otherwise required by the Act or by a written agreement signed by the Member or Manager to be charged.

5.6 Meetings of Members. Meetings of the Members shall not be required to be held on any regular frequency. Meetings of the Members may be held for any purpose or purposes, unless otherwise prohibited by law, the Articles or this Agreement, and may be called by the Board of Managers or by any Member(s) holding at least a majority of the aggregate outstanding Voting Units, subject to the requirements of Article X.

5.7 Place of Meetings. The Members calling the meeting may designate any place in the United States as the place of meeting for any meeting of such members. If no designation is made, the place of meeting shall be held at the Company’s principal place of business. Members entitled to vote at such meeting may participate in a meeting of such members by means of conference telephone or similar communication equipment whereby all members participating in the meeting can hear each other and participation in a meeting in this manner shall constitute presence in person at the meeting.

5.8 Duly-Called Meetings; Notice. If all Members that hold Voting Units shall meet at any time and place, and consent to the holding of a meeting at such time and place, such meeting shall be a duly-called meeting without call or notice, and at such meeting lawful action may be taken. Otherwise, except as otherwise provided in Article X, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the person calling the meeting, to each Member holding Voting Units.

5.9 Record Date. For the purpose of determining the Members entitled to notice of or to vote at any meeting of such members or any adjournment thereof, the date on which notice of the meeting is mailed shall be the record date for such determination of the Members. When a determination of the Members entitled to vote at any meeting of such members has been made as provided in this Section, such determination shall apply to any adjournment thereof.

5.10 Quorum; Voting Requirements. A Quorum shall be necessary for the transaction of business at any meeting of the Members. In the absence of a Quorum at any such meeting, a majority of the Voting Units so represented may adjourn the meeting from time to time for a period not to exceed ninety (90) days without further notice. However, if the adjournment is for more than ninety (90) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member entitled to vote at such meeting. At such adjourned meeting at which a Quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly-called meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of such members whose absence would cause less than a Quorum. Each Common Member shall be entitled at each meeting of the Members to one (1) vote for each Common Unit held by such Common Member. Each Series A Preferred Member and Series C Preferred Member shall be entitled to the number of votes equal to the number of whole Common Units into which the Series A Preferred Units held by the Series A Preferred Member or Series C Preferred Units held by the Series C Preferred Member are from time to time convertible (as appropriately adjusted for splits, Distributions or combinations affecting the Voting Units) as of the record date for such meeting (and written actions of Members in lieu of meetings) with respect to any and all matters presented to the Members that hold Voting Units for their action or consideration. A Member Majority Vote shall constitute a valid decision of the Members, except where a larger vote, or other consent or approval is required by the Act, the Articles or this Agreement. Nothing in this Agreement shall be deemed to limit, restrict or conflict with any other consent requirements under the Note Purchase Agreement.

5.11 Proxies. At all meetings of the Members, a Member may vote the Voting Units held by such Member in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Secretary of the Company (or the Board of Managers if no Secretary has been appointed) before or at the time of the meeting. No proxy shall be valid after three (3) years from the date of its execution, unless otherwise provided in the proxy.

5.12 Action by Members Without a Meeting. Subject to any consent requirements under the Note Purchase Agreement, action required or permitted to be taken at a meeting of the Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by the Members holding the number of votes necessary to take the action approved therein at a meeting at which all Members holding Voting Units entitled to vote on the action were present and voted, and such consents are delivered to the Secretary (or the Board of Managers if no Secretary has been appointed) for inclusion in the minutes or for filing with the Company records. Action taken under this Section is effective when the Members holding sufficient votes shall have signed the consent, unless the consent specifies a different effective date. If an action is taken without a meeting pursuant to this Section 5.12 pursuant to written consents, the Secretary shall, within ten (10) days following receipt of such consents, deliver copies of such consents to each of the Members of the Company.

5.13 Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the Member entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

5.14 List of Members. The Secretary (or the Board of Managers if no Secretary has been appointed) shall provide a list of the names, addresses and Units of all Members in the Company to any Member.

5.15 Maintenance of Company Books. The Treasurer (or the Board of Managers if no Treasurer has been appointed) shall maintain and preserve, during the term of the Company, and for six (6) years thereafter, all accounts, books, and other relevant Company documents.

5.16 Inspection of Company Books; Delivery of Financial Information.

(a) At all times during the existence of the Company, the Company shall cause to be maintained full and accurate books of account, which shall reflect all Company transactions and be appropriate and adequate for the Company’s business. The books and records of the Company shall be maintained at the principal office of the Company.

(b) The Company shall permit any Member holding 1% or more of the outstanding Units of any series of Units (or such Member’s designated representative), upon reasonable notice and during normal business hours and at such other times as any such Member may reasonably request, to visit and inspect any of the Company’s properties and discuss the affairs, finances and accounts of the Company with its managers, officers, key employees and independent accountants and to inspect and copy (at such Member’s own expense) the books and records of the Company, including the accounting books and records.

(c) The Company shall furnish to any Member holding 1% or more of the outstanding Units of any series of Units:

(i) as soon as available but in any event within 30 days after the end of each fiscal quarter in each fiscal year, unaudited statements of income and cash flows of the Company for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarter, and unaudited balance sheets of the Company as of the end of such quarterly period, all prepared in accordance with GAAP consistently applied, subject to the absence of footnote disclosures and to normal year-end adjustments for recurring accruals;

(ii) at least 30 days but not more than 90 days prior to the beginning of each fiscal year, an annual budget prepared on a monthly basis for the Company for such fiscal year (displaying anticipated statements of income and cash flows and balance sheets), and promptly upon preparation thereof any other significant budgets prepared by the Company and any revisions of such annual or other budgets, and within 30 days after any monthly period in which there is a material adverse deviation from the annual budget, a report of the Company’s chief financial officer explaining the deviation and what actions the Company has taken and proposes to take with respect thereto;

(iii) promptly (but in any event within 10 days) after the discovery or receipt of notice of any Default or Potential Default a report of the Company’s chief financial officer specifying the nature and period of existence thereof and what actions the Company has taken and proposes to take with respect thereto; and

(iv) promptly (but in any event within 10 days) after becoming aware of any other event which might reasonably be expected to have a Material Adverse Effect, written notice thereof which describes the same and the intended course of action of the Company.

ARTICLE VI

ALLOCATIONS, DISTRIBUTIONS, AND TAX MATTERS

6.1 Capital Accounts. A separate Capital Account will be maintained for each Member as set forth in paragraph (k) of Article I above.

6.2 Allocations of Profits, Gains and Losses. After giving effect to the special allocations set forth in Sections 6.3 and 6.4:

(a) Operating Losses. For each Allocation Year, Losses of the Company shall be allocated among the Members in the following order of priority, it being acknowledged, however, that prior to making such allocations, Capital Accounts shall first be reduced by distributions made during such Allocation Year:

(i) First, to the Members pro rata in proportion to the amount by which: (1) each Series A Preferred Member’s Adjusted Capital Account exceeds the sum of such Series A Preferred Member’s Series A Total Preference Amount plus such Member’s portion of the amount set forth in Section 11.2(d), (2) each Series C Preferred Member’s Adjusted Capital Account exceeds the sum of such Series C Preferred Member’s Series C Total Preference Amount plus such Member’s portion of the amount set forth in Section 11.2(d), (3) each Common Member’s Adjusted Capital Account exceeds such Member’s portion of the amount set forth in Section 11.2(d) and (4) each Profits Member’s Adjusted Capital Account exceeds zero; until (1) each Series A Preferred Member’s Adjusted Capital Account equals the sum of such Series A Preferred Member’s Series A Total Preference Amount such Member’s portion of the amount set forth in Section 11.2(d), (2) each Series C Preferred Member’s Adjusted Capital Account equals the sum of such Series C Preferred Member’s Series C Total Preference Amount such Member’s portion of the amount set forth in Section 11.2(d), (3) each Common Member’s Adjusted Capital Account exceeds such Member’s portion of the amount set forth in Section 11.2(d) and (4) each Profits Member’s Adjusted Capital Account exceeds zero.

(ii) Second, to the Members pro rata in proportion to the amount by which: (1) each Series A Preferred Member’s Adjusted Capital Account exceeds such Series A Preferred Member’s Series A Total Preference Amount, (2) each Series C Preferred Member’s Adjusted Capital Account exceeds such Series C Preferred Member’s Series C Total Preference Amount, and (3) each Common Member’s Adjusted Capital Account exceeds zero; until (1) each Series A Preferred Member’s Adjusted Capital Account equals such Series A Preferred Member’s Series A Total Preference Amount, (2) each Series C Preferred Member’s Adjusted Capital Account equals such Series C Preferred Member’s Series C Total Preference Amount, and (3) each Common Member’s Adjusted Capital Account equals zero.

(iii) Third, to the Series A Preferred Members pro rata in proportion to their positive Adjusted Capital Account balance until each Series A Preferred Member’s Adjusted Capital Account balance is reduced to zero.

(iv) Fourth, to the Series C Preferred Members pro rata in proportion to their positive Adjusted Capital Account balance until each Series C Preferred Member’s Adjusted Capital Account balance is reduced to zero.

(v) Finally, to the Member or Members who bear the economic risk of loss in accordance with the applicable Treasury regulations.

(b) Operating Profits. For each Allocation Year, Profits of the Company shall be allocated among the Members in the following order of priority, it being acknowledged, however, that prior to making such allocations, Capital Accounts shall first be reduced by distributions made during such Allocation Year:

(i) First, to the Members with a negative Adjusted Capital Account balance in proportion to their negative Adjusted Capital Account balances until each Member’s Adjusted Capital Account is restored to zero.

(ii) Second, to the Series C Preferred Members pro rata in proportion their respective Series C Total Preference Amount until the Adjusted Capital Account balance of each Series C Preferred Members equals the amount of such Series C Preferred Member’s Series C Total Preference Amount.

(iii) Third, to the Series A Preferred Members pro rata in proportion their respective Series A Total Preference Amount until the Adjusted Capital Account balance of each Series A Preferred Members equals the amount of such Series A Preferred Member’s Series A Total Preference Amount.

(iv) Fourth, to the Series A Preferred Members, Series C Preferred Members and Common Members in proportion to their respective Percentage Interests (determined as if all Series A Preferred Units and Series C Preferred Units have converted into Common Units as set forth in Article IX immediately prior to such distribution in each case assuming the payment of the Undistributed Incentive A Return and Undistributed Incentive C Return in full under Section 9.5(c)) until the Adjusted Capital Account balance of each such Member equals the sum of such Member’s preference amount under Section 11.2(b) and (c) (as applicable) plus such Member’s portion of the amount set forth in Section 11.2(d).

(v) Finally, to the Members, pro rata in proportion to their respective Percentage Interests (determined as if all Series A Preferred Units and Series C Preferred Units has converted into Common Units as set forth in Article IX immediately prior to such distribution in each case assuming the payment of the Undistributed Incentive A Return and Undistributed Incentive C Return in full under Section 9.5(c)).

(c) Upon a Liquidation. Upon a liquidation, Profits and Losses resulting from the sale of property of the Company in such liquidation shall be allocated among the Members in such a manner that the Member’s positive Capital Account balances shall equal the amounts to be distributed to the respective Members pursuant to Section 11.2 of the Agreement.

(d) Rules of Construction.

(i) If there is insufficient Profit, Loss or Gain/Loss on Dissolution to allocate to the Members pursuant to any subsection of Section 6.2 to cause every Member’s Capital Account balance to equal the entire Capital Account balance described in such subsection with respect to such Member, the Profit, Loss or Gain/Loss on Dissolution available to be allocated among the Members pursuant to said subsection shall be allocated in proportion to the amounts thereof that would have been allocated to each Member pursuant to such subsection if there had been sufficient amounts thereof to fully satisfy the requirements of such subsection with respect to every Member.

(ii) Except as is otherwise provided in this Article VI, an allocation of Company taxable income or taxable loss to a Member shall be treated as an allocation to such Member of the same share of each item of income, gain, loss and deduction that has been taken into account in computing such taxable income or taxable loss.

(iii) Reference to a Member in this Article VI with respect to the allocation of Profits, Losses and Distributions shall include reference to any transferee of a Member or a Substitute Member. The allocation of Profits or Losses shall take into account the amount of Profits or Losses allocated to any predecessor or successor, taking into account only the allocation of Profits or Losses subsequent to the effective date of this Agreement.

6.3 Special Allocations. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article VI, if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 6.3(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article VI, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 6.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704- 1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d) (6) of the Regulations, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section 6.3(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.3(c) were not in the Agreement.

(d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Allocation Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.3(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article VI have been made as if Section 6.3(c) and this Section 6.3(d) were not in the Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Members in proportion to their respective Units.

(f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704- 1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704- 1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

6.4 Curative Allocations. The allocations set forth in Sections 6.3(a), 6.3(b), 6.3(c), 6.3(d), 6.3(e), 6.3(f), 6.3(g) and 6.5 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 6.4. Therefore, notwithstanding any other provision of this Article VI (other than the Regulatory Allocations), the Board of Managers shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 6.1 and 6.2.

6.5 Loss Limitation. Losses allocated pursuant to Section 6.2 hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 6.2 hereof, the limitation set forth in this Section 6.5 shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Regulations.

6.6 Other Allocation Rules. For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board of Managers using any permissible method under Code Section 706 and the Regulations there under. The Members are aware of the income tax consequences of the allocations made by this Article VI and hereby agree to be bound by the provisions of this Article VI in reporting their shares of Company income and loss for income tax purposes.

6.7 Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using the traditional method set forth in Regulations Section 1.704-3(b).

In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

Any elections or other decisions relating to such allocations shall be made by the Board of Managers in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 6.7 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

6.8 Mid-Year Allocations. When a Member, Additional Member, or Substitute Member is admitted, or the number of a Member’s Units changes, the allocations of Profits or Losses for that Allocation Year shall be allocated by the interim closing of the books method at the end of the prior month, for that portion of the Company’s tax year in which the Member, Additional Member, or Substitute Member was admitted or the Units changed in accordance with the provisions of Code Section 706(d) and the Treasury Regulations promulgated thereunder.

6.9 Intent of Allocations. The parties intend that the foregoing allocation provisions of this Article VI shall produce final Capital Account balances of the Members such that — upon liquidation in accordance with Article XI below — (i) no Common Member shall receive a liquidating distribution unless each Series A Preferred Member is assured of receiving a liquidating distribution equal to his or her Series A Total Preference Amount; (ii) no Series A Preferred Member shall receive a liquidating distribution unless each Series C Preferred Member is assured of receiving a liquidation distribution equal to his or her Series C Total Preference Amount and (iii) no Profits Member shall receive a liquidating distribution unless each Series A Preferred Member, Series C Preferred Member and Common Member is assured of receiving a liquidating distribution equal to such Member’s preference amount under Section 11.2(b) and (c) (as applicable) plus such Member’s portion of the amount set forth in Section 11.2(d). To the extent that the allocation provisions of this Article VI would fail to produce such final Capital Account balances, (i) such provisions shall be amended by the Board of Managers if and to the extent necessary to produce such result and (ii) income and loss of the Company for prior open years (or items of gross income and deduction of the Company for such years) shall be reallocated by the Board of Managers among the Members to the extent it is not possible to achieve such result with allocations of items of income (including gross income) and deduction for the current year and future years, as approved by the Board of Managers. This Section 6.9 shall control notwithstanding any reallocation or adjustment of taxable income, taxable loss, or items thereof by the Internal Revenue Service or any other taxing authority.

6.10 Distributions of Net Cash Flow. Except as otherwise provided in Article XI hereof and subject to the consent requirements under the Note Purchase Agreement, the Board of Managers shall at the end of each quarter, determine the amount of Net Cash Flow, if any, and apply or distribute Net Cash Flow as set forth below within thirty (30) days after the end of each such quarter.

(a) First, distributions shall be made to the Members in an amount sufficient to enable such Member to pay its (or, if the Member is taxed as a partnership, S corporation or other flow-through entity, to enable the ultimate taxpaying person to pay its or their) Tax Liability on amounts of Company income or gain allocated to such Member for such quarter. In the case of a Series A Preferred Member, and for purposes of computing such Series A Preferred Member’s Undistributed Incentive A Return, such distribution shall not be treated as a distribution pursuant to Section 6.10(c). In the case of a Series C Preferred Member, and for purposes of computing such Series C Preferred Member’s Undistributed Incentive C Return, such distribution shall not be treated as a distribution pursuant to Sections 6.10(b) or 11.2(b). A Member’s “Tax Liability” shall be computed by applying the highest effective marginal combined United States federal and state (but not local) income tax rate in effect for the Allocation Year (assuming that all of the Member’s income is subject to tax only in the State of Missouri, taking into account the deductibility of state income taxes for federal income tax purposes, and taking into account the character of the income). For purposes of this Section 6.10, the Board of Managers’ determination of the “Tax Liability” of each Member shall be conclusive if such determination is made in good faith;

(b) Second, distributions shall be made to the Series C Preferred Members, pro rata in proportion to their respective Undistributed Incentive C Return, in an amount equal to its Undistributed Incentive C Return;

(c) Third, distributions shall be made to the Series A Preferred Members, pro rata in proportion to their respective Undistributed Incentive A Return, in an amount equal to its Undistributed Incentive A Return;

(d) Fourth, to the Series A Preferred Members, Series C Preferred Members and Common Members in respect of Series A Preferred Units, Series C Preferred Units and Common Units outstanding on the Effective Date determined on a fully diluted basis as if all then outstanding Series C Warrants and Series A Warrants have been exercised or converted in full immediately prior to such distribution in proportion to their respective Percentage Interests (determined as if all Series A Preferred Units and Series C Preferred Units have converted into Common Units as set forth in Article IX immediately prior to such distribution in each case assuming the payment of the Undistributed Incentive A Return and Undistributed Incentive C Return in full under Section 9.5(c)) until an aggregate amount equal to $1.50 has been distributed under this subsection (d) for each such Unit.

(e) Fifth, to the Members, pro rata, in proportion to their then respective Percentage Interests (determined as if all Series A Preferred Units and Series C Preferred Units have converted into Common Units as set forth in Article IX immediately prior to such distribution in each case assuming the payment of the Undistributed Incentive A Return and Undistributed Incentive C Return in full under Section 9.5(c)).

6.11 Intentionally Omitted.

6.12 General Distribution Rules. The timing and amount of all distributions shall be in accordance with Section 6.10 and Article XI hereof. All distributions of cash shall be made to the Members shown on the records of the Company to have been Members on the date of the distribution. All distributions, upon request by a Member, shall be made by wire transfer in immediately available funds to such Member’s account specified in such request.

Each Member understands that taxable income and gain allocated to such Member by the Company under this Agreement and the tax on the portion thereof allocated to such Member hereunder for any Year may exceed the cash distributions from the Company to such Member, such Member may have to look to sources other than distributions from the Company to pay such tax.

6.13 Amount Withheld. All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 6.13 for all purposes under this Agreement. The Company is authorized to withhold from payments and distributions, or with respect to allocations to the Members, and to pay over to any federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law or any foreign law, and shall allocate any such amounts to the Members with respect to which such amount was withheld.

6.14 Limitation on Distributions. The Company shall make no Distributions to the Members except (i) as provided in Section 6.10 and Article XI hereof, or (ii) as determined by the Board subject to any additional consent requirement under the Note Purchase Agreement. Members may not receive a distribution from the Company to the extent that, after giving effect to the distribution, all liabilities of the Company would exceed the fair value of the Company’s assets.

6.15 Tax Elections . Subject to any applicable requirements of the Note Purchase Agreement, the Board of Managers may, without any further consent of the Members being required (except as specifically required herein), make any and all elections for federal, state, local and foreign tax purposes including, without limitation, any election, if permitted by applicable law: (i) to make the election provided for in Code Section 6231(a)(1)(B)(ii) or take any other action necessary to cause the provisions of Code Sections 6221 through 6231 to apply to the Company, and (ii) to adjust the basis of property pursuant to Code Sections 754, 734(b) and 743(b), or comparable provisions of state, local or foreign law, in connection with Transfers of Units and Company distributions. With the consent of all Members, the Board of Managers may agree to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company’s federal, state, local or foreign tax returns. To the extent provided in Code Sections 6221 through 6231 and similar provisions of federal, state local, or foreign law, the board of Managers shall be permitted to represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Members in their capacities as Members; provided, however, that the Members shall have the right to participate in such matters to the extent provided in Code Sections 6211 through 6231. The Board of Managers shall designate a Tax Matters Member, which initially shall be TVAX Founders, LLC, and which shall be specifically authorized to act as such under federal, state or local law. At any time the Board of Managers can remove the Tax Matters Member, appoint a new one, or fill any vacancy by appropriate Board of Manager action.

6.16 Tax Information. Necessary tax information shall be delivered to each Member as soon as practicable after the end of each fiscal year of the Company but not later than seventy-five (75) days after the end of each fiscal year.

6.17 Tax Classification.

(a) The Board of Managers shall take such actions as may be required under the Code and the Regulations to cause the Company to be taxable as a partnership for Federal income tax purposes.

(b) The Board of Managers shall take such action as may be required under any state and/or local law applicable to the Company to cause the Company to be taxable as, and in a manner consistent with, a partnership (or the functional equivalent thereof under applicable law) for state and/or local income tax purposes.

6.18 Accounting Method. The book and records of account of the Company shall be maintained in accordance with GAAP (except records with respect to the Member’s Capital Accounts, which shall be prepared in accordance with this Agreement).

6.19 Code §83 Safe Harbor Election.

(a) By executing this Agreement, each Member authorizes and directs the Company to elect to have the “Safe Harbor” described in the proposed revenue procedure set forth in Internal Revenue Service Notice 2005-43 (the “IRS Notice”) apply to any interest in the Company transferred or issued to a service provider by the Company on or after the effective date of such revenue procedure in connection with services provided to the Company. For purposes of making such Safe Harbor Election, the Tax Matters Member is hereby designated as the “member who has responsibility for U.S. federal income tax reporting” by the Company and, accordingly, execution of such Safe Harbor election by the Tax Matters Member constitutes execution of a “Safe Harbor Election” in accordance with Section 3.03(1) of the IRS Notice. The Company and each Member hereby agree to comply with all requirements of the Safe Harbor described in the IRS Notice, including, without limitation, the requirement that each Member shall prepare and file all U.S. federal income tax returns reporting the income tax effects of each “Safe Harbor Company Interest” issued by the Company in a manner consistent with the requirements of the IRS Notice. A Member’s obligations to comply with the requirements of this Section 6.19 shall survive such Member’s ceasing to be a Member of the Company and/or the termination, dissolution, liquidation and winding up of the Company, and, for purposes of this Section 6.19, the Company shall be treated as continuing in existence.

(b) Each Member authorizes the Board of Managers to amend this Section 6.19 to the extent necessary to achieve tax treatment similar to that set forth in Section 4 of the IRS Notice with respect to any interest in the Company transferred or issued to a service provider in connection with services provided to the Company (e.g., to reflect changes from the rules set forth in the IRS Notice in subsequent U.S. Department of Treasury or Internal Revenue Service guidance).

ARTICLE VII

RESTRICTIONS ON TRANSFERABILITY; BUY-SELL PROVISIONS

7.1 Restriction on Transfer.

(a) Except as set forth below, no Common Member or Transferee may Transfer, either voluntarily or involuntarily, any or all of such Common Member’s Units or any right or interest therein unless (a) such Transfer is approved by the Board of Managers, which approval may be withheld or granted in the sole discretion of the Board of Managers. Notwithstanding anything to the contrary contained herein, but subject to

Section 7.6 hereof, so long as a Transfer of Series A Preferred Units, Series C Preferred Units or Common Units issued pursuant to Article IX hereof complies with applicable securities laws, there shall be no restrictions on the Transfer of such Units under this Agreement or otherwise, and the Person to whom such Units are transferred shall automatically become a Member of the Company and shall be bound by the terms of this Agreement; provided, that in order to permit the Company to qualify for the benefit of a “safe harbor” under Code Section 7704, notwithstanding anything to the contrary in this Agreement, no Transfer of any Units shall be permitted or recognized by the Company if and to the extent that such Transfer would cause the Company to have more than 100 partners (within the meaning of Treasury Regulation Section 1.7704-1(h), including the look-through rule in Treasury Regulation Section 1.7704-1(h)(3)).

(b) Any purported Transfer without compliance with the provisions of this Article shall be null and void, shall not be binding on the Members, and shall not be recorded on the books of the Company.

7.2 Intentionally Omitted.

7.3 Intentionally Omitted.

7.4 Intentionally Omitted.

7.5 Intentionally Omitted.

7.6 Substitute Members. No one to whom any Common Units (other than Common Units received upon the conversion of any Series C Preferred Units or Series A Preferred Units) are Transferred can become a Substitute Member unless the Board of Managers approves of the Transfer, in their reasonable discretion, and the Person to whom such Common Units are Transferred has signed a copy of this Agreement agreeing to be bound by its provisions. If such a Person is not admitted as a Substitute Member, such Person shall remain a Transferee. A Person to whom Series A Preferred Units, Series C Preferred Units or Common Units issued pursuant to Article IX hereof are transferred pursuant to Section 7.1 shall become a Substitute Member upon signing a copy of this Agreement agreeing to be bound by its provisions. A Substitute Member has the rights and powers, and is subject to the restrictions and liabilities, of a Member under the Agreement and the Act. A Substitute Member is liable for the transferor Member’s obligations to make contributions and for obligations to return unlawful distributions.

7.7 Transferee. A Transferee shall have no right to vote or participate in the management of the business and affairs of the Company or to become a Member or a Substitute Member, and shall only be entitled to receive the share of profits or other distributions and the return of contributions to which the transferor Member would otherwise be entitled. A Transferee is not entitled to access information concerning Company transactions, or to inspect or copy any of the Company’s books and other records.

7.8 Termination of Member’s Status As Member. A Member ceases to be a Member upon Transfer of all of the Member’s Units, other than a Transfer for security purposes or a court order charging the Member’s Units, which has not been foreclosed.

7.9 Remaining Liability. Whether or not a Person to whom Units are transferred becomes a Substitute Member or remains a Transferee, the transferor Member is not released from liability to the Company under the Agreement or the Act.

7.10 Time of Transfer. The Company need not give effect to a Transfer until it has notice of the Transfer, and it has been approved or made in accordance with this Agreement.

ARTICLE VIII

Intentionally Omitted.

ARTICLE IX

CONVERSION OF SERIES A WARRANTS,

SERIES A PREFERRED UNITS

AND SERIES C PREFERRED UNITS

9.1 Automatic Conversion of the Series A Warrants. Upon (a) the closing of an underwritten initial public offering by the Company, or (b) immediately prior to a merger of the Company with a corporation or other business entity that the Board of Managers has determined is for the purpose of consummating an underwritten initial public offering by the Company, each Series A Warrant shall automatically convert into a number of Common Units (or other securities into which the Common Units are then convertible) utilizing the following formula:

C x	(A-B)
A

where A equals the fair market value of the Common Units (or the other securities into which the Common Units are then convertible) as determined by reference to the initial public offering price of the securities sold in the initial public offering; where B equals the then Common Unit Conversion Price; and C is the number of Common Units issuable upon the conversion of a Series A Preferred Unit at the then Common Unit Conversion Price. When issued, such Common Units (or other securities into which the Common Units are then convertible) shall be free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

9.2 Automatic Conversion of the Series A Preferred Units. Upon the occurrence of a Series A Triggering Event, each Series A Preferred Unit shall automatically convert without any additional consideration into such number of Common Units (or other securities into which the Common Units are then convertible), free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, as is determined by dividing the Series A Conversion Value by the Common Unit Conversion Price at the time in effect for such Series A Preferred Unit. The “Common Unit Conversion Price” per Series A Preferred Units shall initially be $1.00 and shall be subject to adjustment as provided in this Article IX.

9.3 Intentionally Omitted.

9.4 Optional Conversion of Series C Preferred Units.

(a) Subject to and in compliance with the provisions of this Article IX, any Series C Preferred Member may, at the option of such Member, convert such Member’s Series C Preferred Units at any time into Common Units. The number of Common Units to which a Series C Preferred Member shall be entitled to receive upon conversion shall be the product obtained by multiplying the Series C Conversion Rate then in effect by the number of Series C Preferred Units being converted.

(b) The conversion rate in effect at any time for conversion of the Series C Preferred Units (the “Series C Conversion Rate”) shall be the quotient obtained by dividing the Invested Capital for a Series C Preferred Unit by the then applicable Series C Conversion Price (defined below). If the Company increases or decreases the amount of outstanding Series C Preferred Units as a result of a Distribution of Series C Preferred Units, combination, Unit split, recapitalization, subdivision or otherwise increases or decreases the amount of outstanding Series C Preferred Units in any similar manner (with each such change effecting only the Series C Preferred Units), then the Series C Conversion Rate shall be proportionately increased or decreased so that the aggregate amount of Common Units into which the aggregate amount of then outstanding shares of Series C Preferred Units may be converted shall be the same immediately after such event as immediately prior to such event.

(c) The conversion price for the Series C Preferred Units shall initially be the Invested Capital for a Series C Preferred Unit (the “Series C Conversion Price”). Such initial Series C Conversion Price shall be adjusted from time to time in accordance with this Article IX and Article X. All references to the Series C Conversion Price herein shall mean the Series C Conversion Price as so adjusted.

(d) Series A Preferred Members shall have the option to convert Series A Preferred Units to Common Units in a manner consistent with this Section solely to participate in a Transfer of such Common Units.

9.5 Mechanics of Conversion.

(a) Upon the occurrence of an event described in Section 9.1 or upon the occurrence of a Series A Triggering Event, the Company shall give written notice to each holder of Series A Preferred Units and Series A Warrants (the “Series A Conversion Notice”) that such holder’s Series A Preferred Units and Series A Warrants (the “Series A Conversion Units”) shall be converted into Common Units (or other securities into which the Common Units are then convertible). Promptly thereafter each such holder shall surrender to the Company, at its principal office or at such other office or agency maintained by the Company for such purpose, any certificate or certificates evidencing such Series A Conversion Units. The Series A Conversion Notice shall also contain a calculation of the number of Common Units (or other securities into which the Common Units are then convertible) issuable upon such conversion. Notwithstanding the foregoing, the Company shall not be required to issue any Common Units (or other securities into which the Common Units are then convertible) to any Person other than the Person listed in the Company’s records as the holder of the Series A Conversion Units unless the Company has obtained reasonable assurance that such transaction is exempt from the registration requirements of, or is covered by an effective registration statement under, the Securities Act, and all applicable state securities laws, including, if necessary in the reasonable judgment of the Company or its legal counsel, receipt of an opinion to such effect from counsel reasonably satisfactory to the Company. In no event would such opinion be required if the Common Units could, upon conversion, be resold pursuant to Rule 144 or Rule 144A under the Securities Act. Such conversion shall be deemed to have been effected as of the close of business on the date an event described in Section 9.1 occurred or the Series A Triggering Event occurred, and the person or persons entitled to receive the Common Units (or other securities into which the Common Units are then convertible) issuable upon conversion shall be treated for all purposes as the holder or holders of record of such Common Units (or other securities into which the Common Units are then convertible) as of the close of business on such date.

(b) Each Series C Preferred Member that desires to convert Series C Preferred Units into Common Units pursuant to this Article IX shall surrender any certificate or certificates therefore, duly endorsed, or an instrument of conveyance executed by such Member sufficient to transfer such converted Units at the office of the Company and shall give written notice to the Company at such office that such Member elects to convert the same. Such notice shall state the number Series C Preferred Units being converted. Thereupon, the Company shall promptly issue such Common Units and deliver at such office to such holder a certificate or certificates for the number of Common Units to which such holder is entitled. Notwithstanding the foregoing, the Company shall not be required to issue any such Units to any Person other than the Person listed in the Company’s records as the holder of the Series C Preferred Units unless the Company has obtained reasonable assurance that such transaction is exempt from the registration requirements of, or is covered by an effective registration statement under, the Securities Act, and all applicable state securities laws, including, if necessary in the reasonable judgment of the Company or its legal counsel, receipt of an opinion to such effect from counsel reasonably satisfactory to the Company. In no event would such opinion be required if the Common Units could, upon conversion, be resold pursuant to Rule 144 or Rule 144A under the Securities Act. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the Units to be converted, and the Person entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the record holder of such Units on such date.

(c) Immediately prior to the conversion of Series A Preferred Units or Series C Preferred Units into Common Units (or other securities into which the Common Units are then convertible) upon the occurrence of a Series A Triggering Event or an election to convert Series C Preferred Units pursuant to Section 9.4 (as applicable), the Company shall distribute cash with respect to each Series A Preferred Unit in an amount equal to such Unit’s Undistributed Incentive A Return and each Series C Preferred Unit in an amount equal to such Unit’s Undistributed Incentive C Return, in any case immediately prior to such conversion. At the option of a Series A Preferred Member or Series C

Preferred Member (as applicable), such Member may elect to have its Undistributed Incentive A Return or Undistributed Incentive C Return (as applicable) paid in Common Units in an amount equal to the Undistributed Incentive A Return or Undistributed Incentive C Return (as applicable) for each such Unit divided by the Invested Capital for a Series A Preferred Unit or Invested Capital for a Series C Preferred Unit (as applicable). Notwithstanding anything to the contrary contained herein, if at the time of any conversion of Series A Preferred Units or Series C Preferred Units the funds of the Company legally available for payment of such Undistributed Incentive A Return or Undistributed Incentive C Return are insufficient to make the required payments or the Company is otherwise prohibited from making any such payment or portion thereof, whether under the Note Purchase Agreement, or otherwise, then the Company shall use those funds that are legally available and otherwise permitted hereunder to make such payments first to satisfy any such payment obligations for Undistributed Incentive C Return and then Undistributed Incentive A Return, allocated in each case on a “first come, first served basis” with respect to Series C Preferred Units and Series A Preferred Units subject to conversion and any remaining Undistributed Incentive A Return or Undistributed Incentive C Return (as applicable) shall convert into Common Units in accordance with this subsection.

9.6 Intentionally Omitted.

9.7 Conversion Price Adjustments.

(a) Adjustment for Splits and Combinations. If the Company shall at any time or from time to time after the Effective Date effect a subdivision of the outstanding Common Units without a corresponding subdivision of the Series A Preferred Units and/or Series C Preferred Units, each of the Common Unit Conversion Price and Series C Conversion Price in effect immediately before that subdivision shall be multiplied by a fraction (A) the numerator of which is the total number of Common Units issued and outstanding immediately prior to the time of such subdivision and (B) the denominator of which is the total number of Common Units issued and outstanding as a result of such subdivision. Conversely, if the Company shall at any time or from time to time after the Effective Date combine the outstanding Common Units into a smaller number of Common Units without a corresponding combination of the Series A Preferred Units and/or Series C Preferred Units, each of the Common Unit Conversion Price and Series C Conversion Price in effect immediately before the combination shall be multiplied by a fraction (A) the numerator of which is the total number of Common Units issued and outstanding immediately prior to the time of such combination and (B) the denominator of which is the total number of Common Units issued and outstanding as a result of such combination. Any adjustment under this provision shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Adjustment for Distributions. If the Company at any time or from time to time after the Effective Date makes, or fixes a record date for the determination of Common Members entitled to receive a Distribution payable in additional Common Units, in each such event each of the Common Unit Conversion Price and the Series C Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying each of the Common Unit Conversion Price and Series C Conversion Price then in effect by a fraction (A) the numerator of which is the total number of Common Units issued and outstanding immediately prior to the time of such issuance or the close of business on such record date and (B) the denominator of which is the total number of Common Units issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Units issuable in payment of such Distribution; provided, that, if such record date is fixed and such Distribution is not fully paid or if such Distribution is not fully made on the date fixed therefor, each of the Common Unit Conversion Price and the Series C Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter each shall be adjusted pursuant to this provision to reflect the actual payment of such Distribution.

(c) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Effective Date, the Common Units issuable upon the conversion of Series A Preferred Units and Series C Preferred Units is changed into the same or a different number of Units of any series of Units, whether by recapitalization, reclassification or otherwise (other than an acquisition or asset transfer or a subdivision or combination of Units or Unit Distribution or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 9.7), in any such event each holder of Series A Preferred Units and Series C Preferred Units shall have the right thereafter to convert such Units into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of Common Units into which such Series A Preferred Units or Series C Preferred Units could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof

(d) Reorganizations, Mergers, Consolidations or Sales of Assets. If any capital reorganization, reclassification, recapitalization, consolidation, merger, sale of all or substantially all of the Company’s assets or other similar transaction (any such transaction being referred to herein as an “Organic Change”) shall be effected in such a way that Common Members shall be entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Units, then, as a condition of such Organic Change, lawful and adequate provisions shall be made whereby each Series A Preferred Member and Series C Preferred Member shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the Common Units immediately theretofore receivable upon the conversion of Units such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding Common Units equal to the number of Common Units immediately theretofore receivable upon such conversion had such Organic Change not taken place, and in any case of a reorganization or reclassification only appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including provisions for adjustments of the Common Unit Conversion Price and Series C Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

(e) Sale of Common Units Below Preferred Conversion Price.

(i) If at any time or from time to time after the Effective Date, the Company issues or sells, or is deemed by the express provisions of subsection (iii) to have issued or sold, Additional Common Units, other than as a Distribution on any Common Units as provided in subsection (b) above, and other than a subdivision or combination of Common Units as provided in subsection (a) above, for an Effective Price less than the then effective Common Unit Conversion Price or Series C Conversion Price, then and in each such case the then applicable existing Common Unit Conversion Price or existing Series C Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price equal to the Effective Price for which Additional Common Units have been issued or sold or deemed to have been issued or sold; provided, that, if prior to such adjustment to the Series C Conversion Price only, under this subsection (e) the Series C Conversion Price was reduced pursuant to Article X, then upon any subsequent adjustment pursuant to this subsection (e), the Series C Conversion Price shall be further reduced by the aggregate incremental reductions to the Series C Conversion Price prior to such adjustment under this subsection (e). No adjustment to the Common Unit Conversion Price shall result from any decrease of the Series C Conversion Price pursuant to Article X or the last clause of the preceding sentence.

(ii) For the purpose of making any adjustment required under this subsection (e), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid in cash or allowed to be paid in cash by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company and without deduction for any such commissions, compensation or concessions payable in Units or Convertible Securities, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Managers, and (C) if Additional Common Units, Convertible Securities or rights or options to purchase either Additional Common Units or Convertible Securities are issued or sold together with other securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Managers to be allocable to such Additional Common Units, Convertible Securities or rights or options.

(iii) For the purpose of the adjustment required under this subsection (e), if the Company issues or sells (A) any securities (directly or indirectly) convertible into or exchangeable for Additional Common Units, including all warrants, options and other rights to acquire any Equity Interests of the Company

(“Convertible Securities”) or (B) rights or options for the purchase of Additional Common Units or Convertible Securities and if the Effective Price of such Additional Common Units is less than the then applicable Common Unit Conversion Price or Series C Conversion Price in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Common Units issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such securities an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided, that, if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided, further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or nonoccurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided, further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Common Unit Conversion Price or Series C Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Common Units on the exercise of any such rights or options or the conversion of any such Convertible Securities.

(iv) “Additional Common Units” shall mean all Common Units issued by the Company or deemed to be issued pursuant to this subsection (e), other than: (A) Series C Preferred Units issued upon the exercise or conversion of Series C Warrants; (B) Common Units issued upon the conversion of Series A Preferred Units or Series C Preferred Units; and (C) Series A Preferred Units issued upon the conversion or exercise of Series A Warrants as in effect on the Effective Date. The “Effective Price” of Additional Common Units shall mean the quotient determined by dividing the total number of Additional Common Units issued or sold, or deemed to have been issued or sold by the Company under this subsection (e), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this subsection (e), for such Additional Common Units.

9.8 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Common Unit Conversion Price or Series C Conversion Price pursuant to this Article IX, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Units or Series C Preferred Units (as applicable) a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series A Preferred Units or Series C Preferred Units furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Common Unit Conversion Price or Series C Conversion Price (as applicable) at the time in effect, and (iii) the number of Common Units and the amount, if any, of other property which at the time would be received upon the conversion of a Series A Preferred Unit or Series C Preferred Units pursuant to Article IX.

9.9 Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any Distribution (other than distributions provided by Section 6.10), any right or warrant to subscribe for, purchase or otherwise acquire any Units or any class of any other securities or property, or to receive any other right, whether now existing or hereafter created), the Company shall mail to each holder of Series A Preferred Units and Series C Preferred Units, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such Distribution, right or warrant, and the amount and character of such Distribution, right or warrant. The Company shall not make or issue such Distribution, right or warrant described herein unless it provides the holders of the Series A Preferred Units and Series C Preferred Units at least 20 days advance written notice thereof.

9.10 Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Units upon conversion of Units excluding any tax or other charge imposed in connection with any Transfer involved in the issue and delivery of Units in a name other than that in which the Units so converted were registered.

9.11 Termination of Conversion Rights. The conversion rights of any Units subject to redemption hereunder shall terminate on the date such shares are redeemed.

9.12 Closing of Books. The Company will at no time close its transfer books in any manner which interferes with the timely conversion of Units.

9.13 Certain Events. If any event occurs of the type contemplated by the provisions of this Article IX but not expressly provided for by such provisions (including the granting of equity appreciation rights, phantom equity rights or other rights with equity features), then the Board of Managers shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the Series A Preferred Members and Series C Preferred Members; provided, that no such adjustment shall increase the Common Unit Conversion Price or Series C Conversion Price as otherwise determined pursuant to this Article IX or decrease the amount of Common Units issuable upon conversion of any Series A Preferred Unit or Series C Preferred Unit.

9.14 No Avoidance. In the event the Company shall enter into any transaction for the purpose of avoiding the provisions of this Article IX, the benefits provided by such provisions shall nevertheless apply and be preserved.

9.15 No Adjustment. Each Common Member and Series A Preferred Member acknowledges and agrees that no adjustment to the Common Unit Conversion Price shall occur as a result of the consummation of any purchase and sale of Series C Warrants under the Note Purchase Agreement, the issuance of Units upon the exercise of Series C Warrants or any subsequent issuance of Units upon the conversion of any Units issued upon the exercise of Series C Warrants and such Members hereby irrevocably waive any adjustment to the Common Unit Conversion Price that may otherwise occur in connection with any of the foregoing.

ARTICLE X

DEFAULTS

10.1 Default. A Default shall have occurred if:

(a) the Company fails to pay the full amount of any Distributions for 30 days after the payment due date declared by the Board of Managers;

(b) the Company or TVAX Founders, LLC breaches, fails to perform or observe any other covenants, agreements or obligations contained in any of the Investment Documents, including the failure to pay in full all amounts owed in cash for redemption or put obligations of the Company contained in the Series C Warrants on the Redemption Date or initial closing date (as applicable), if such failure continues uncured for 30 days (if capable of cure);

(c) any representation or warranty of the Company contained in any of the Investment Documents at any time is untrue in any material respect (without giving effect to any materiality qualification contained therein) and continues uncured for 30 days (if capable of cure);

(d) the Company makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due, or an order, judgment, decree or injunction is entered adjudicating the Company bankrupt or insolvent or requiring the dissolution or split up of the Company or preventing the Company from conducting all or any part of its business; or any order for relief with respect to the Company is entered under the Federal Bankruptcy Code; or the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company, or of any substantial part of the assets of the Company, or commences any proceeding relating to the Company under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar laws of any jurisdiction now or hereafter in effect; or any such petition or application is filed, or any such proceeding is commenced, against the Company and either (i) the Company by any act indicates its approval thereof, consent thereto or acquiescence therein or (ii) such petition, application or proceeding is not dismissed within sixty (60) days;

(e) any of the Company’s assets are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors in connection with any obligations or liabilities of the Company and such attachment, seizure, warrant, levy or possession could reasonably be expected to have a Material Adverse Effect;

(f) the Company defaults in the payment when due, or in performance or observance, of any material obligation of the Company and such default continues uncured for 30 days;

(g) any of the Investment Documents shall cease to be in full force and effect or declared to be null and void by a court of competent jurisdiction;

(h) a final judgment in excess of $100,000 is rendered against the Company; or

(i) the occurrence of any event specified in the Investment Compliance Agreement that gives rise to a right to require the purchase, repurchase or redemption of securities in accordance therewith; or

(j) the occurrence of any event that could cause the injunction, cessation or substantial curtailment of the conduct of business by the Company, whether by a court, administrative agency or other governmental authority or otherwise, including the loss, suspension or revocation of, or failure to renew, any license, permit or other approval required by the Company to conduct its business.

10.2 Consequences of a Default.

(a) For a Default capable of cure the then applicable Incentive C Return shall increase immediately by an increment of 2% retroactive to the occurrence of the event giving rise to the Default. Thereafter, until such time as no Default exists, the Incentive C Return shall increase automatically at the end of each succeeding 30-day period by an additional increment of 1%. Any increase in the Incentive C Return resulting from this provision shall terminate as of the close of business on the date on which no Default exists, subject to subsequent increases pursuant to this provision.

(b) For a Default not capable of cure the then applicable Incentive C Return shall increase immediately by an increment of 5% retroactive to the occurrence of the event giving rise to the Default. In no event shall an increase to the Incentive C Return under this provision be rescinded.

(c) For a Default capable of cure the then applicable Series C Conversion Price shall be reduced immediately retroactive to the occurrence of the event giving rise to the Default by an increment of 5% of what the Series C Conversion Price would have been immediately prior to such adjustment. Thereafter, until such time as no Default exists, the then Incentive C Return shall be automatically reduced at the end of each succeeding 30-day period by an additional increment of 1% of what the Series C Conversion Price would have been immediately prior to such adjustment. In no event shall a decrease to the Incentive C Return under this provision be rescinded.

(d) For a Default not capable of cure the then applicable Series C Conversion Price shall be reduced immediately retroactive to the occurrence of the event giving rise to the Default by an increment of 10% of what the Series C Conversion Price would have been immediately prior to such adjustment. In no event shall a decrease to the Incentive C Return under this provision be rescinded.

(e) If any Default exists, each Series C Preferred Member shall also have any other rights which such Member is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

ARTICLE XI

DISSOLUTION AND TERMINATION; WITHDRAWAL

11.1 Dissolution.

(a) The Company shall be dissolved only upon the first to occur of the following events (a “Dissolution”):

(i) Subject to the provisions of the Note Purchase Agreement, upon the approval of the Members holding a majority of the voting Units;

(ii) upon entry of a decree of judicial dissolution with respect to the Company by a court of competent jurisdiction;

(iii) upon the sale of all or substantially all of the assets of the Company; or

(iv) an event that makes it unlawful for all or substantially all of the business of the Company to be continued, but any cure of illegality within ninety (90) days after notice to the Company of the event is effective retroactively to the date of the event for purposes of this section.

(b) As soon as possible following the occurrence of any of the events specified in this Section effecting the Dissolution of the Company, the Board of Managers shall take such actions as may be required pursuant to the Act and shall proceed to wind up, liquidate and terminate the business and affairs of the Company. The plan of winding up, liquidation and termination shall be as approved by the Board of Managers. In connection with such winding up, the Board of Managers shall have the authority to do any and all acts and things authorized by, and in accordance with, the Act and other applicable laws, and such plan for the purpose of winding up and liquidation.

11.2 Liquidating Distributions. Upon a liquidation, the Board of Managers shall take full account of the Company’s liabilities and property and shall cause the property or the proceeds from the sale thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

(a) First, to creditors (including Members and Managers who are creditors, to the extent otherwise permitted by law) in satisfaction of all of the Company’s debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof);

(b) Second, to the Series C Preferred Members pro rata in an amount equal to each Series C Preferred Member’s Series C Total Preference Amount for such Member’s Series C Preferred Units or the redemption price for such Series C Preferred Member’s Series C Preferred Units if subject to a Series C Redemption Request made prior to or within 20 days after the Series C Preferred Members receive written notice of a liquidation;

(c) Third, to the Series A Preferred Members pro rata in an amount equal to each Series A Preferred Member’s Series A Total Preference Amount for such Member’s Series A Preferred Units;

(d) Fourth, to the Series A Preferred Members, Series C Preferred Members and Common Members in respect of Series A Preferred Units, Series C Preferred Units and Common Units outstanding on the Effective Date determined on a fully diluted basis as if all then outstanding Series C Warrants and Series A Warrants have been exercised or converted in full immediately prior to such distribution in proportion to their respective Percentage Interests (determined as if all Series A Preferred Units and Series C Preferred Units have converted into Common Units as set forth in Article IX immediately prior to such distribution in each case assuming the payment of the Undistributed Incentive A Return and Undistributed Incentive C Return in full under Section 9.5(c)) until an aggregate amount equal to $1.50 has been distributed under this subsection (d) and Section 6.10(d) for each such Unit.

(e) Fifth, any balance, among the Series A Preferred Members, Series C Preferred Members, Common Members and Profits Members in proportion to their respective Percentage Interests (determined as if all Series A Preferred Units and Series C Preferred Units have converted into Common Units as set forth in Article IX immediately prior to such distribution in each case assuming the payment of the Undistributed Incentive A Return and Undistributed Incentive C Return in full under Section 9.5(c)).

11.3 Compliance With Certain Requirements of Regulations; Deficit Capital Accounts. In the event the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to Section 11.2. If any Member has a deficit balance in his or her Capital Account (after giving effect to all contributions, distributions and allocations for all Allocation Years, including the Allocation Year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. A pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article XI may be:

(a) Distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Board of Managers, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 11.2 hereof; or

(b) Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Members as soon as practicable.

11.4 Rights of Members. Except as otherwise provided in this Agreement, each Member shall look solely to the property of the Company for the return of his or her Capital Contribution and has no right or power to demand or receive property other than cash from the Company. If the assets of the Company remaining after payment or discharge of the debts or liabilities of the Company are insufficient to return such Capital Contribution, the Members shall have no recourse against the Company or any other Member or Manager.

11.5 Allocations During Period of Liquidation. During the period commencing on the first day of the Year during which a dissolution occurs and ending on the date on which all of the assets of the Company have been distributed to the Members pursuant to Section 11.2 hereof, the Members shall continue to share Profits, Losses, gain, loss and other items of Company’ income, gain, loss or deduction in the manner provided in Article VI hereof.

11.6 Character of Liquidating Distributions. All payments made in liquidation of the interest of a Member in the Company shall be made in exchange for the interest of such Member in property pursuant to Section 736(b)(1) of the Code, including the interest of such Member in Company goodwill.

11.7 Articles of Dissolution. When all debts, liabilities and obligations of the Company have been paid or discharged, or adequate provisions have been made therefor, and all of the remaining assets of the Company have been distributed to the Members, articles of dissolution shall be executed in duplicate and verified by the person signing the articles, which articles shall set forth the information required by the Act, and shall be filed with the Secretary of State. Upon such filing the existence of the Company shall cease, except as provided in the Act.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1 Notices. Except as otherwise provided herein, any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and deemed to have been sufficiently given, served or delivered for all purposes on the date given, served or delivered if sent by facsimile transmission to the party’s facsimile number, as set forth on the books and records of the Company (such transmission shall be evidenced by a confirmation report showing the date of transmission), delivered personally to the party to whom the same is directed, or sent by overnight delivery by a nationally recognized overnight delivery service, postage and charges prepaid, addressed to the party’s address, as set forth on the books and records of the Company. Any party may change its address or facsimile number for notice by giving notice in writing, stating its new address or facsimile number for notices to the Company.

12.2 Governing Law. This Agreement, and the substantive application and interpretation hereof, shall be governed exclusively by the law of the state of the Act.

12.3 Entire Agreement. This Agreement and the other documents and agreements referred to herein and the other documents of even date herewith delivered or executed in connection with the transactions contemplated by the Note Purchase Agreement together constitute the entire agreement among the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements among the parties with respect to the subject matter hereof and all such prior agreements shall be void and of no further force or effect as of the date thereof.

12.4 Further Assurances. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

12.5 Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa.

12.6 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

12.7 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

12.8 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement or the other agreements and documents referred to herein are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

12.9 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

12.10 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

12.11 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

12.12 Amendments to the Articles or this Agreement.

(a) Except as otherwise provided herein and subject to any other consent requirements contained in the Note Purchase Agreement, neither the Articles nor this Agreement shall be modified, amended, or restated in any manner other than by the written agreement of the Members holding a majority of the Voting Units.

(b) This Agreement may be amended by the Board of Managers, without any execution of such amendment by the Members, in order to reflect the modification of this Agreement to comply with the relevant tax laws and to amend Exhibit A as contemplated by Section 5.1.

12.13 No Partition. Each Manager and Member irrevocably waives during the term of the Company the right, if any, such Member may have, if any, to maintain any action for partition with respect to the real property of the Company.

12.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

12.15 Securities Law Investment Intent, Representations and Warranties. Each Member warrants, represents, agrees and acknowledges: (a) that he or she has adequate means of providing for his or her current needs and foreseeable future contingencies, and anticipates no need now or in the foreseeable future to sell his or her Units; (b) that he or she is acquiring his or her Units for his or her own account as a long-term investment and without a present view to make any distribution, resale or fractionalization thereof (other than in the case of TVAX Investors, LLC a distribution of any Units it may acquire to its members); (c) that he or she and his or her independent counselors have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment involved in his or her acquisition of his or her Units and they have evaluated the same; (d) that he or she is able to bear the economic risks of such investment; (e) that he or she has had access to all information regarding the Company and the Members and has had an opportunity to ask all of the questions regarding the Company and the Members as he or she deems necessary to fully evaluate his or her investments therein; (f) that in connection with his or her acquisition of a Unit, he or she has been fully informed by his or her independent counsel as to the applicability of the requirements of the Securities Act and all applicable state securities or “blue sky” laws to his or her Units; (g) that he or she understands that (1) his or her Units are not registered under the Securities Act or any state securities law, (2) there is no market for his or her Units and that he or she will be unable to Transfer his or her Units except in compliance with this Agreement, (3) such Units cannot be expected to be readily transferred or liquidated; and (4) his or her acquisition of a Unit in the Company involves a high degree of risk; and (h) that no representations are or have been made to him or her by any Member or its representatives as to any tax advantages which may inure to his or her benefit or as to the Company’s status for tax purposes, and that he or she has relied upon his or her independent counsel with respect to such matters. Nothing in this Section 12.15 or elsewhere in this Agreement shall limit, reduce or offset any liability of the Company under the Note Purchase Agreement or any of the other agreements, instruments or documents executed and delivered in connection with the transactions contemplated thereunder, whether arising from a breach of a representation or warranty or otherwise.

12.16 Confidentiality.

(a) For purposes hereof, the term “Confidential Information” shall mean all information, whether or not reduced to writing, used by or belonging to or relating to the Company, which is not generally known to the public or to the industry in which the Company is or may become engaged, including, without limitation, past, present or future business or trade secrets, fee lists, methods, policies, standards, manuals, handbooks, business strategies, records, samples, reports, technology, computer hardware and software, customer or client lists, financial or proprietary information, and all financial and other information, knowledge or data of any kind or character relating to the business of the Company, and all copies and duplications of any such information. Confidential Information does not include information that a recipient can conclusively establish: (i) is or subsequently becomes publicly available without such recipient’s breach of any obligation owed to the Company or its affiliates; (ii) became known to such recipient prior to disclosure of such information by the Company to such recipient; (iii) became known to such recipient from a source other than the Company other than by the breach of an obligation of confidentiality owed to the Company; or (iv) is independently developed by such recipient without the use of any Confidential Information of the Company. Each Member and Manager hereby recognizes that the Confidential Information constitutes a valuable trade secret of the Company and is the exclusive property of the Company. Consequently, each Member and Manager specifically agrees that (i) such Member or Manager shall not at any time directly or indirectly communicate, divulge, disclose, or make available any Confidential Information to any Person, nor use any Confidential Information for any reason or purpose, either for the benefit of such Member or Manager or for the benefit of any other Person, except upon the express written authorization of the Board of Managers; and (ii) whenever the Company shall request, such Member or Manager shall promptly deliver to the Company any and all Confidential Information in the possession or under the control of such Member or any Manager and not retain any copies thereof or extracts therefrom. Nothing in this provision shall restrict disclosure of Confidential Information in connection with any action, litigation or proceeding arising out of or in connection with this Agreement or any of the other Investment Documents nor shall this provision prohibit disclosure as may be required by law, applicable regulation or subpoena; provided, that such Person provides prompt written notice thereof (in reasonable detail) so that the Company may seek a protective order or other appropriate remedy and/or waive, in the sole and absolute discretion of the Company, compliance with this Section. If such protective order or other remedy is not obtained, or the Company waives, in its sole and absolute discretion, compliance with this provision, such Person may furnish only that portion of such information or take only such action as is legally required by law or binding order and shall exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any information so furnished. Such Person shall cooperate with the Company, at the Company’s expense, in taking any available steps to resist or narrow any such request or requirement to disclose any such information. In addition, nothing herein shall restrict disclosure of Confidential Information to any officers, directors, managers, trustees, owners or Affiliates of a Member that is an Entity.

(b) Each Member and Manager acknowledges that the provisions contained in this Section 12.16 hereof are reasonable and necessary to protect the legitimate business interests of the Company, and that any violation of such provisions will result in irreparable injury to the Company, and each Member and Manager agrees that in the event of any actual or threatened violation by such Member or Manager of any such provisions, the Company shall be entitled to temporary, preliminary, and permanent injunctive relief, without the necessity of providing bond in addition to any other rights or remedies to which the Company may be entitled hereunder, at law or in equity, or otherwise. In the event of any actual or threatened violation by a Member or Manager of any provision hereof, such Member or Manager shall pay the Company’s reasonable attorneys’ fees, court costs, and other expenses incurred in enforcing the provisions hereof. It is expressly understood and agreed that, although each Member, Manager, and the Company consider the restrictions contained herein to be reasonable for the purposes set forth herein, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction or provision contained herein is an unreasonable or otherwise unenforceable restriction or provision, neither this Agreement nor the provisions hereof shall be rendered void, but shall be deemed amended to apply as to such extent as such court may judicially determine or indicate to be reasonable or, if such court does not so determine or indicate, to the maximum extent which any pertinent statute or judicial decision may indicate to be a reasonable restriction under the circumstances involved. Except as provided in the immediately preceding sentence, if a final judicial determination is made that any provision of this Agreement is an unenforceable, invalid or illegal restriction against a Member or Manager, the provisions hereof shall be rendered void only in such jurisdiction and only to the-extent that such judicial determination finds such provisions unenforceable, invalid or illegal, and the enforceability, validity, and legality of the remainder of this Agreement shall not be affected.

12.17 Key Person Insurance. At the request of a Majority of the Series A Preferred Units, the Company shall acquire and maintain life insurance on Gary W. Wood in an amount of at least $1,000,000 with proceeds payable to the Company.

12.18 Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. The use of the words “or,” “either,” and “any” shall not be exclusive. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

12.19 Amended and Restated Agreement. The Company and Members hereby agree and acknowledge that this Agreement amends and restates that the Original Operating Agreement in its entirety.

12.20 Survival. Sections 5.5, and 4.12 shall survive and continue in full force in accordance with its terms notwithstanding any termination of this Agreement or the dissolution of the LLC.

12.21 Incorporation of the LLC; Exercise of Series C Warrants

(a) The Board of Managers with the consent of the Supermajority of the Series C Preferred Units (as defined below) and subject to any additional restrictions contained in the Note Purchase Agreement, may, in order to facilitate an initial public offering registered under the Securities Act of shares of TVAX Biomedical, Inc., a Delaware corporation (“IPO Co.”), cause the Company, subject to the aforementioned consent requirements and restrictions, to incorporate its business, or any portion thereof, including: (i) the transfer of all of the assets of the Company or the transfer of any portion of such assets, to one or more corporations in exchange for shares of such corporation(s) and the subsequent distribution of such shares, at such time as the Board of Managers may determine subject to the aforementioned consent requirements and restrictions, to the Members in accordance with Section 11.2; or (ii) subject to any adjustments contained in Article IX, by Transfer by each Member of Units held by such Member to one or more corporations or limited liability companies (whether directly to such entity or entities or indirectly as described in the following sentence) in exchange for shares or units of such corporation(s) or limited liability company or companies and, in connection therewith, each Member agrees to the Transfer of such Member’s Units in accordance with the terms of exchange as provided by the Board of Managers subject to the aforementioned consent requirements and restrictions and further agrees that as of the effective date of such exchange any Unit outstanding thereafter which shall not have been tendered for exchange shall represent only the right to receive a certificate representing the number of shares of such corporation(s) or units of such limited liability company or companies as provided in the terms of such exchange subject to any adjustment contained in Article IX. The Transfer of Units described in clause (ii) above shall include indirect Transfers to other entities which may ultimately transfer such interest to one or more corporations. In connection with any such reorganization or exchange as provided in this Section, each Member of a particular series shall receive the same form of securities and the same amount of securities per Unit of such series and if any holders of a series of Units are given an option as to the form and amount of securities to be received, each holder of such series of Units shall be given the same option. Upon conversion to corporate form pursuant to this Section 12.21, the rights of Members under this Agreement shall terminate and the members will, if requested reasonably and in good faith by the Board of Managers enter into an investor rights agreement, limited liability agreement and such other documents approved by the Board of Managers containing operative terms that are substantially similar to some or all or the terms of this Agreement. For the avoidance of doubt, this Section 12.21(a) shall apply to the proposed Restructuring and the documents that Members will be required to enter into pursuant to the preceding sentence in connection with the Restructuring will be: (i) the Operating Agreement of Holdings, (ii) the Investor Rights Agreement, substantially similar to the Investor Rights Agreement, dated January 15, 2010, and (iii) a Contribution Agreement and Assignment.

(b) If the Restructuring is consummated, upon exercise of Series C Warrants, the Company shall redeem and the holder of the warrants being exercised shall sell such Series C Preferred Units issued pursuant thereto for the number of shares of Series C Convertible Preferred Stock of IPO Co. as provided herein. To effectuate such redemption, the Company shall purchase from IPO Co., at the IPO Co. market price as of a date that is the trading date immediately preceding the date of such exercise, the number of Shares of IPO Co. Series C Convertible Preferred Stock to be issued in connection with the redemption. IPO Co. will have an obligation to transfer to Holdings, all consideration received from the Company for such Shares and Holdings will issue to IPO Co. such number of Units in Holdings equal to the number of shares purchased by the Company. In addition, Holdings will have an obligation to transfer to the Company, all consideration received from IPO Co. for its Units and Company shall issue to Holdings such number of Units in Company equal to the number of shares purchased by the Company. As used in the second sentence of this subsection 12.21(b), “number of Shares of IPO Co. Series C Convertible Preferred Stock to be issued” shall equal one share of IPO Co. Series C Convertible Preferred Stock for each Series C Preferred Unit.

(c) For purposes of this Section 12.21:

(i) The term “Supermajority of the Series C Preferred Units” shall mean the affirmative vote by the Persons holding at least 70% of all outstanding Series C Preferred Units. For purposes of obtaining the vote, consent, waiver, approval or other action of a Supermajority of Series C Preferred Units, any Person (other than the Company) holding Series C Warrants shall be deemed to be the holder of the maximum amount of Series C Preferred Units obtainable upon the conversion or exercise of the same and for such purposes only such Series C Preferred Units shall be deemed to be in existence. By way of example only, if Series C Preferred Members hold 500,000 Series C Preferred Units and Series C Warrants may obtain 1,000,000 Series C Preferred Units upon the exercise of outstanding Series C Warrants in full, then a Supermajority of the Series C Preferred Units consists of the affirmative vote, consent, waiver or approval of any combination of Series C Preferred Members and holders of Series C Warrants representing 1,050,000 Series C Preferred Units outstanding and held by Series C Preferred Members and issuable upon exercise of outstanding Series C Warrants.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on July 15, 2011

TVAX BIOMEDICAL I, LLC

By:	/s/ Gary W. Wood
Gary W. Wood, Manager

/s/ Gary W. Wood
Gary W. Wood, under Power of Attorney for the Members set forth on Exhibit B

Solely for purposes of evidencing its agreement set forth in Section 12.21(b):

TVAX HOLDINGS, LLC

By:	/s/ Gary W. Wood
Gary W. Wood, Manager

Solely for purposes of evidencing its agreement set forth in Section 12.21(b):

TVAX BIOMEDICAL, INC.

By:	/s/ Gary W. Wood
Gary W. Wood, President

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The James P. Pace Trust under Declaration of Trust dated February 7, 1992

/s/ James P. Pace
James P. Pace, Trustee

TVAX INVESTORS, LLC

By:	/s/ Larry C. Maddox
Name:	Larry C. Maddox, Manager
Title:	Managing Member